September 8, 1999

                         ANNUAL MEETING OF STOCKHOLDERS
                          YOUR VOTE IS VERY IMPORTANT!
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Dear Fellow Stockholder:

You have previously received a Proxy Statement, Notice of Annual Meeting of Stockholders, Proxy Card and other proxy material in connection with the Annual Meeting of Stockholders of Voxware, Inc. to be held on Tuesday, September 21, 1999. According to our latest records, your PROXY VOTE for this meeting HAS NOT BEEN RECEIVED.

At this meeting you are being asked to vote on two proposals, including a proposal to approve the sale of substantially all of the assets relating to our digital speech coding business to Ascend Communications, Inc. These proposals are described in the Proxy Statement.

WE NEED YOU TO VOTE YOUR SHARES! Approval of this asset sale proposal requires an affirmative vote from a majority of the outstanding shares. Remember, your broker cannot vote your shares until you instruct him or her to do so. If you do not vote, it will be counted as a vote against the asset sale proposal. Your broker allows you to vote your shares telephonically or via the internet if you wish.
Follow the instructions below to cast your ballot.

You may vote following one of the following methods:

o Call the toll-free 800# on the voting form included in this package. This call will not cost you anything. Using your 12-digit control number located on the voting form, cast your ballot.

o Vote over the internet at www.proxyvote.com using the 12-digit control number located on the voting form.

o Sign the proxy and mail it back in the enclosed postage-paid envelope prior to the meeting date.

Thank you in advance for your support.

                                        Sincerely,


                                        /s/ Bathsheba J. Malsheen,
                                        President and Chief Executive Officer